Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Exhibit 99.3

FOR IMMEDIATE RELEASE

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG STRENGTHENS LOSS RESERVES IN ITS NON-LIFE BUSINESS BY

$3.6 BILLION PRE-TAX, REPRESENTING SIX PERCENT OF AIG’S

TOTAL NON-LIFE NET RESERVES

NEW YORK, January 26, 2016 — American International Group, Inc. (AIG) announced today that it has completed its fourth quarter Non-Life loss reserve analyses and has strengthened reserves by $3.6 billion pre-tax in the fourth quarter of 2015. Accident years 2004 and prior represent $1.3 billion. The remaining $2.3 billion results in an increase just under 0.7 points on average for the 2005 through 2014 accident year loss ratios.

Each quarter, AIG conducts a series of actuarial reviews to reassess the reasonableness of its carried reserves. These reviews are conducted for each class of business, and consist of hundreds of individual analyses. AIG considers data and information arising since the prior review and adjusts, as appropriate, the methods and assumptions used in the latest actuarial reviews.

This strengthening of loss reserves primarily reflects adverse development on prior accident years in long-tail classes of business. Three classes comprise approximately 90% of the total charge; U.S. & Canada casualty ($2.2B), U.S. & Canada financial lines ($0.6B), and runoff lines ($0.5B).

AIG has contributed capital to maintain statutory surplus within target levels of financial strength for the non-life insurance subsidiaries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Factors that could cause AIG’s actual results to differ, possibly materially, from any forward-looking statements include completion of the year end audit process and the factors set forth in AIG’s filings with the United States Securities and Exchange Commission.

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American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG

FOR IMMEDIATE RELEASE

companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

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AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.